Exhibit 23.2

July 13, 2007

To the Trustees of
Delta Funding Corporation 401(K)
Profit Sharing Plan

We consent to incorporation of our report dated June 29, 2006, relating to the statements of net assets available for plan benefits of the Delta Funding Corporation 401(K) Profit Sharing Plan as of December 31, 2005 and the related statements of changes in net assets available for plan benefit for the year then ended, in the December 31, 2006 annual report on Form 11-K of Delta Financial Corp.

/s/Marks Paneth & Shron LLP